UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 1, 2006

GigaBeam Corporation
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

470 Springpark Place, Suite 900, Herndon, VA	20170
(Address of Principal Executive Offices)	(Zip Code)

(571) 283-6200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On February 1, 2006, GigaBeam Corporation (the “Company”) entered into an agreement (the “Agreement”) with Empire Telecom Solutions, Inc. (“ETS”) for the purchase and sale of twenty (20) wireless communications links. The Agreement provides for installation by the Company or ETS of the 20 links at ETS customer locations no later than March 31, 2007. Each link is subject to site surveys, approved installation plans and a minimum customer acceptance period. Prior to ETS installation, the Company will provide installation certification training for a fee. Failure by ETS to accept 5 links by September 30, 2006 triggers a cash penalty equal to a specified dollar amount multiplied by the number of links accepted. Failure by ETS to accept 20 links by March 31, 2007 triggers a cash penalty equal to a specified dollar amount multiplied by the number of links not accepted by ETS. Pricing under the Agreement includes certain volume discounts. Subject to its compliance with the terms and conditions of the Agreement, ETS is eligible for further volume discounts under the Agreement in the event the Company decreases its list prices during the term of the Agreement. At the election of ETS, GigaBeam may provide link monitoring and maintenance services for a monthly fee. Subject to certain terms and conditions, ETS purchase of wireless communications links (prior to December 31, 2006 and installed prior to March 31, 2007) in excess of the initial 20 links may be eligible for more favorable pricing, terms and conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation
(Registrant)

Date: February 6, 2006	By:	/s/ Caroline Baldwin Kahl
Caroline Baldwin Kahl
Vice President and Corporate Counsel